Exhibit 17(g)

LETTER AGREEMENT

November 7, 2023

Apollo Investment Management, L.P.

9 West 57th Street

New York, NY 10019

Ladies and Gentlemen:

Reference is made to (i) that certain Agreement and Plan of Merger, dated as of November 7, 2023, by and among MidCap Financial Investment Corporation, a Maryland corporation (“MFIC”), Apollo Senior Floating Rate Fund Inc., a Maryland corporation, AFT Merger Sub, Inc., a Maryland corporation, and Apollo Investment Management, L.P., a Delaware limited partnership and the investment adviser to MFIC (“AIM”) (the “AFT Merger Agreement”), and (ii) that certain Agreement and Plan of Merger, dated as of November 7, 2023, by and among MFIC, Apollo Tactical Income Fund Inc., a Maryland corporation, AIF Merger Sub, Inc., a Maryland corporation, and AIM (the “AIF Merger Agreement” and, together with the AFT Merger Agreement, the “Merger Agreements”).

The parties to this letter agreement (this “Letter Agreement”) hereby agree as follows:

1.	Reimbursement of Certain Fees and Expenses.

(a)

If either the AFT Closing (which has the same meaning as the term “Closing” in the AFT Merger Agreement) or the AIF Closing (which has the same meaning as the term “Closing” in the AIF Merger Agreement) occurs, AIM shall reimburse MFIC for all bona fide and documented fees and expenses incurred and payable by MFIC or on its behalf in connection with (i) the AFT Merger Agreement and the transactions contemplated thereunder and (ii) the AIF Merger Agreement and the transactions contemplated thereunder.

(b)

If both the AFT Merger Agreement is terminated pursuant to Section 9.1 thereto and the AIF Merger Agreement is terminated pursuant to Section 9.1 thereto, AIM shall reimburse MFIC, in an aggregate amount not to exceed $375,000.00, for all bona fide and documented fees and expenses incurred and payable by MFIC or on its behalf in connection with (i) the AFT Merger Agreement and the transactions contemplated thereunder and (ii) the AIF Merger Agreement and the transactions contemplated thereunder.

(c)

Any reimbursement that is required to be made by AIM pursuant to this Section 1 shall be made to MFIC in cash or immediately available funds at or promptly after the date on which such obligation first arises, upon presentation of reasonably satisfactory documentation by MFIC substantiating such fees or expenses.

2.	Merger Agreements. Except as otherwise set forth under this Letter Agreement, all terms, conditions and provisions of the Merger Agreements shall remain in full force and effect.

3.

Miscellaneous. Sections 9.5 (Amendment), 11.3 (Interpretation; Construction), 11.4 (Counterparts), 10.6 (Governing Law; Jurisdiction; Waiver of Jury Trial) and 11.7 (Assignment; Third Party Beneficiaries) of the Merger Agreements are hereby incorporated by reference and shall apply to each party to this Letter Agreement, mutatis mutandis, as if set forth herein.

Very truly yours,

MidCap Financial Investment Corporation

By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer & Secretary

[Signature Page to Letter Agreement]

Agreed to and accepted as of the date first above written:

Apollo Investment Management, L.P.

By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Vice President

[Signature Page to Letter Agreement]